Exhibit 99.1

RICA FOODS, INC.

Corporate Governance Committee Charter

I.	PURPOSE

The Corporate Governance Committee (the “Committee”) is established by the Board of Directors (the “Board”) of Rica Foods, Inc. (the “Company”) for the primary purpose of assisting the Board and the Company with complying with legal and regulatory requirements by overseeing the integrity and adherence to the Company’s governance policies and procedures by means of assisting with the selection of highly qualified directors, consulting with the Company and the Chief Compliance Officer regarding compliance and overseeing the self-assessment of the Board’s performance. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II.	COMPOSITION AND MEETINGS

The Committee shall be comprised of two or more directors as determined by the Board. Each Committee member shall qualify as (i) an “independent director” under the Company’s supplemental questionnaire for corporate governance committee nominees, (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

The members of the Committee shall be elected by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The duties and responsibilities of a member of the Committee are in addition to those duties of such member as a member of the Board.

The Committee will meet at least two times each fiscal year, or more frequently as circumstances dictate. The Committee may delegate its authority to one or more of its members as the Committee deems appropriate; provided that any delegate shall report any actions taken by him or her to the entire Committee at its next regularly scheduled meeting.

III.	RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Committee will:

(i)	oversee the integrity of the Company’s corporate governance policies and procedures, including the Company’s Corporate Governance Guidelines (the “Guidelines”);

(ii)	oversee the Company’s compliance with legal and regulatory requirements;

(iii)	review periodically developments regarding corporate governance to ensure compliance with federal securities laws and other applicable regulatory and legal requirements;

(iv)	review annually the Company’s Code of Ethics, the Guidelines and the Committee Charter to confirm compliance with federal securities laws and recommend to the Board such changes as the Committee deems necessary or appropriate;

(v)	consult with the Chief Compliance Officer on matters related to compliance with laws, Company policies, the Guidelines and the Company’s Code of Ethics;

(vi)	consider from time to time and make recommendations to the Board concerning the size and composition of the Board and recommend to the Board persons to be nominated for election to fill Board and committee vacancies;

(vii)	assess the contributions of current directors in connection with their re-nomination and make recommendations to the full Board with respect thereto;

(viii)	establish and periodically review the qualifications profile for directors, including independence standards, and the Committee’s process for identifying and evaluating nominees for director;

(ix)	oversee annual self-assessment of the Board’s performance;

(x)	discuss the matters reviewed at each Committee meeting with the Board;

(xi)	receive and review reports of any possible conflicts of interest between the directors and the Company;

(xii)	perform any other activities consistent with this charter, the Company’s by-laws and governing laws as the Committee or the Board deems necessary or appropriate; and

(xiii)	perform any other activities that may be assigned to it from time to time by the Board.

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